Exhibit 10.1

February 21, 2024

Steven Lo

Via email

Re: Offer of Employment

Dear Steve,

Vaxart, Inc. (the “Company”) is pleased to offer you the position of President and Chief Executive Officer, with a start date of March 11, 2024, or such other date as selected by the parties hereto. This is a full-time position, reporting to the Board of Directors of the Company (the “Board”). You also will be appointed to serve on the Board, effective on your start date, and continuing as of each Annual Meeting of Stockholders thereafter, subject to re-nomination by the Board and re-election by stockholders.

Salary, Bonus Rate and Benefits

You will be paid a salary at the rate of $600,000 per year. Your salary will be paid once per month pursuant to the Company’s regular payroll policy. Your salary will be reviewed approximately annually by the Board or a committee thereof as part of the Company’s normal performance and salary review process.

You will be eligible to participate in Vaxart’s corporate bonus program. Bonuses are paid annually at the discretion of the Board or a committee thereof, based on both the success of the Company in meeting its goals and individual performance. Your target annual bonus opportunity is 50% of your salary earned in the year and will be pro-rated for 2024.

In addition to your compensation, you are eligible to participate in the standard benefit plans offered to all eligible employees, as described in the Company’s Employee Handbook and the Summary of Employee Benefits, subject to any eligibility requirements imposed by such plans. The Company currently offers group medical, dental, vision insurance life, accidental death and dismemberment, and long-term disability insurance, to regular status employees who work a minimum of 30 hours per week on a regular basis. Eligibility begins on the first of the month following the date of hire. Benefits may be changed at any time at the discretion of the Company.

Regular status employees are eligible for vacation, sick leave and paid holidays as described in the Employee Handbook.

We currently provide matching of the first 3% of your eligible compensation that you contribute to the Company sponsored 401(k) Plan.

Equity Grant

We will recommend to the Board that you be granted, on or around your start date, (i) a nonqualified stock option to purchase 1,000,000 shares of our common stock, and (ii) a restricted stock unit award covering 250,000 shares of our common stock.

The stock option will vest over 48 months, with 25% vesting after one year and 1/48th vesting monthly thereafter. The restricted stock unit award will vest as to 25% of the shares underlying the award on each anniversary of the vesting commencement date, so that the award would be fully vested on the fourth anniversary.

The stock option and restricted stock unit award otherwise will be granted on the terms, and subject to the conditions, of the applicable Company equity plan and the standard forms of award agreement issued thereunder.

At-Will Employment

Your employment with the Company is “at-will”. This means that it is not for any specified period of time and can be terminated either by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. In addition, your job duties, title, responsibilities, reporting level, compensation, and benefits, as well as the Company’s personnel policies and procedures, may be changed with or without notice at any time at the sole discretion of the Company. The “at-will” nature of your employment is one aspect of our employment relationship that will not change during your tenure as an employee, except by way of a written agreement expressly altering the at-will employment relationship and signed by you and an authorized officer of the Company.

Notwithstanding any other provision of this letter, upon the termination of your employment with the Company for any reason (or your earlier removal from the position of Chief Executive Officer), unless otherwise requested by the Board, you shall immediately resign from all positions that you hold with the Company and its affiliates, including the Board and the boards of directors or committees of the Company’s affiliates. You agree to execute any and all documentation to effectuate such resignations upon request by the Company but shall be treated for all purposes as having so resigned upon termination of employment (or earlier removal from the position of Chief Executive Officer), regardless of when or whether you execute any such documentation.

Severance

You shall participate in the Company’s Severance Benefit Plan, as amended from time to time (the “Severance Plan”), subject to applicable eligibility requirements set forth in Section 3 of the Severance Plan. A copy of the Severance Plan will be provided under separate cover. Your “Non-CIC Severance Period,” as defined in the Severance Plan, shall be 12 months, and your “CIC Severance Period”, as defined in the Severance Plan, shall be 12 months.

Work Location

You will work from Vaxart headquarters or other locations as requested by the Board. Reasonable and customary travel expenses between your home office and other locations will be reimbursed in accordance with the Company’s travel policy.

Indemnification and Insurance

The Company will indemnify you for claims made against you in connection with your employment as President and Chief Executive Officer to the extent provided for in its corporate charter, Bylaws, or any other indemnification policy or procedure as in effect from time to time, and applicable to other directors and senior executive officers. In addition, as the President and Chief Executive Officer of the Company, you will be named as an insured on the director and officer liability insurance policy currently maintained, or as may be maintained, by the Company from time to time.

Conditions

This offer, and any employment pursuant to this offer, is contingent upon the following:

●	Approval by the Board of your appointment as President and Chief Executive Officer of the Company.

●	Your ability to provide satisfactory documentary proof of your identity and eligibility to work in the United States on or before your third day of employment.

●	The satisfactory results of a background screening, including, but not limited to, reference checks, and education and employment verifications.

●

Written proof that you have been fully vaccinated against COVID-19 unless you need an accommodation from this requirement for medical or religious reasons. (Your accommodation request must be supported by appropriate documentation and may only be granted at the sole discretion of the Company.)

●	Your signed agreement to, and ongoing compliance with, the terms of our Employee Proprietary Information and Inventions Agreement.

●	Your execution and return of the enclosed copy of this letter no later than February 26, 2024, after which time this offer will expire.

By signing and accepting this offer, you represent and warrant that: (a) you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to your employment with, or your providing services to, the Company as its employee; and (b) you have no and shall not bring onto Company premises, or use in the course of your employment with the Company, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services.

Entire Agreement

If you accept this offer, and the conditions of this offer are satisfied, this offer, and the written agreements referenced in this letter shall constitute the complete agreement between you and the Company with respect to the terms and conditions of your employment. This letter shall supersede any existing employment arrangement, term sheet or offer letter with the Company. Any representations, whether written or oral, not contained in this letter or contrary to those contained in this letter that may have been made to you are expressly cancelled and superseded by this letter. Except as otherwise specified in this letter, the terms and conditions of your employment pursuant to this letter may not be changed, except by a writing issued by an authorized officer of the Company. California law shall govern this letter. If any provision of this letter is held invalid or unenforceable, such provision shall be severed, and the remaining provisions shall continue to be valid and enforceable. This letter may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.

We look forward to your accepting this offer and our having a mutually rewarding relationship.

As with all important decisions, your decision concerning this offer should be based on your own independent investigation and judgment concerning the Company and its prospects.

If you choose to accept this offer, please sign and date below and return a copy to me. If you have any questions, please do not hesitate to reach out.

VAXART, INC.

  /s/ David Wheadon
By: David Wheadon, M.D.
Its: Chairman of the Compensation Committee

I accept the above offer and will begin employment on the date set forth above.

  /s/ Steven Lo                                                                          February 23, 2024
Steven Lo                                                                                 Date

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